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                                                                      Exhibit 11

                               Dean Foods Company

               Computation of Basic and Diluted Income Per Share
                  (In thousands, except for per share amounts)

                                                           Second Quarter Ended                   Six Months Ended
                                                       November 29,       November 23,      November 29,      November 23,
                                                           1998               1997              1998              1997
                                                       -----------         -----------      ------------       ----------
Income from Continuing Operations                      $   23,354          $  20,525        $   46,267         $   44,833
Income (Loss) from Discontinued Operations                 (1,188)             6,050            (2,929)             3,289
Gain on Sale of Discontinued Operations                    83,820                  -            83,820                  -
                                                       ----------          ---------        ----------         ----------
Net Income                                             $  105,986          $  26,575        $  127,158         $   48,122
                                                       ==========          =========        ==========         ==========


BASIC INCOME (LOSS) PER SHARE:
Income from Continuing Operations                      $      .59          $     .51        $     1.16         $     1.11
Income (Loss) from Discontinued Operations                   (.03)               .15              (.07)               .08
Gain on Sale of Discontinued Operations                      2.10                  -              2.10                  -
                                                       -----------         ---------        -----------        ----------
Net Income                                             $     2.66          $     .66        $     3.19         $     1.19
                                                       ==========          =========        ==========         ==========

Weighted average common shares outstanding                 39,722             40,508            39,874             40,508
                                                       ==========          =========        ==========         ==========


DILUTED INCOME (LOSS) PER SHARE:
Income from Continuing Operations                      $      .58          $     .50        $     1.14         $     1.08
Income (Loss) from Discontinued Operations                   (.03)               .14              (.07)               .08
Gain on Sale of Discontinued Operations                      2.05                  -              2.05                  -
                                                       -----------         ---------        -----------        ----------
Net Income                                             $     2.60          $     .64        $     3.12         $     1.16
                                                       ==========          =========        ==========         ==========

Adjusted weighted average common shares*                   40,483             41,375            40,723             41,375
                                                       ==========          =========        ==========         ==========


* Includes weighted average number of potential common shares outstanding. Potential common shares consist solely of the outstanding options under the Company's stock option plan.